Exhibit 10.20

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of January 1, 2019, by and between SeaChange International, Inc., with its principal place of business at 50 Nagog Park, Acton, MA 01720 (the “Company”), and Yossi Aloni (the “Executive”).

WHEREAS, the Executive is employed as the Company’s Chief Commercial Officer;

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication to the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is presently known to be contemplated.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

“Annual Bonus” shall mean the Executive’s target annual bonus (excluding any annual target long-term incentive compensation opportunity) for the Company’s fiscal year in which the Covered Termination occurs.

“Base Salary” shall mean the annual base rate of regular compensation of the Executive immediately before a Covered Termination, or if greater, the highest annual rate at any time during the 12-month period immediately preceding the Covered Termination.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Executive’s engaging in willful and repeated gross negligence or gross misconduct, (ii) the Executive’s breaching of a material fiduciary duty to the Employer, or (iii) the Executive’s being convicted of a felony, in either case, to the demonstrable and material

7939299v3

injury to the Employer. For purposes hereof, no act, or failure to act, on the Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that any act or omission was in the best interest of the Employer.

“Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(i)the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii)any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, shares of Stock representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii)there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 40% or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act) has become the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act) of securities representing 40% or more of the combined voting power of the voting securities of the Company.

Notwithstanding the foregoing, none of the foregoing event(s) shall constitute a Change in Control unless such event(s) constitutes a “change in the ownership or effective control” or a change “in the ownership of a substantial portion of the assets,” in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code and any regulations and other guidance in effect from time-to-time thereunder.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean, subject to Section 6.1(a), SeaChange International, Inc., a Delaware corporation.

“Covered Termination” shall mean if, within the two (2) year period immediately following a Change in Control, the Executive (i) is terminated by the Employer without Cause (other than on account of death or Disability), or (ii) terminates the Executive’s employment with the Employer for Good Reason.  The Executive shall not be deemed to have been terminated for purposes of this Agreement merely because the Executive ceases to be employed by the Employer and becomes employed by a new employer involved in the Change in Control; provided that such new employer shall be bound by this Agreement as if it were the Employer hereunder with respect to the Executive. It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change in Control, the Executive ceases to be employed by the Employer and does not become employed by a successor to the Employer after the Change in Control if the successor makes an offer to employ the Executive on terms and conditions which, if imposed by the Employer, would not give the Executive a basis on which to terminate employment for Good Reason.

“Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination for Cause or any later date specified therein (which date shall be not more than thirty (30) days after giving such notice), as the case may be; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following receipt by the Company of the Notice of Termination for Good Reason; (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the date on which it is determined that the Executive has a Disability, as the case may be, and (v) if the Executive’s employment is terminated by the Executive without Good Reason (and not due to Disability), the date of receipt of the Notice of Termination (which date shall be not more than thirty (30) days after giving such notice).  Notwithstanding the foregoing, in no event shall the Date of Termination with respect to a Covered Termination occur until the Executive experiences a separation from service within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the Date of Termination.

“Disability” shall mean the occurrence after a Change in Control of the incapacity of the Executive due to physical or mental illness, whereby the Executive shall have been absent from the full-time performance of the Executive’s duties with the Employer for six (6) consecutive months or, in any one (1) year period, for an aggregate of six (6) months.

“Employer” shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

“Good Reason” shall mean, without the express written consent of the Executive, the occurrence after a Change in Control of any of the following circumstances:

(i)the material reduction of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii)a requirement that the Executive report to anyone other than the Board and/or the chief executive officer of the acquiring entity and/or the chief business officer of the applicable business unit of the acquiring company;

(iii)a material reduction in the budget over which the Executive retains authority from that which exists as of immediately prior to the Change in Control;

(iv)a reduction in the Executive’s Base Salary as in effect immediately before the Change in Control;

(v)a material reduction in the Executive’s annual bonus opportunity or annual target long-term incentive compensation opportunity (whether payable in cash, shares of Stock or a combination thereof) as in effect on the Change in Control; provided, that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash;

(vi)the Company’s requiring the Executive to be based at any other geographic location more than 50 miles from that location at which the Executive primarily performed Executive’s services immediately prior to the occurrence of a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to such Change in Control;

(vii) the failure of the Company to obtain a reasonable agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6.1(a);

(viii)the failure of the Company to pay the Executive any amounts due hereunder; or

(ix)any material breach by the Company of this Agreement, including but not limited to a breach of the obligation under Section 2 of this Agreement.

For avoidance of doubt, whether there has been a reduction of an annual bonus opportunity or an annual target long-term incentive compensation opportunity under clause (v) above shall take into account, without limitation, any target, minimum and maximum amounts payable and the attainability and otherwise the reasonableness of any performance hurdles, goals and other measures, each considered relative to the corresponding element with respect to the Executive in the period prior to the Change in Control.

Notwithstanding anything to the contrary contained herein, the Executive’s termination of employment will not be treated as for Good Reason as the result of the occurrence of any event specified in the foregoing clauses (i) through (ix) unless, within ninety (90) days following the occurrence of such event, the Executive provides written notice to the Company of the occurrence of such event, which notice sets forth the nature of the event and the Executive terminates employment on the 30th day following receipt by the Company of such notice.

“Notice of Termination” shall mean a notice given by the Employer or Executive, as applicable, which shall indicate the date of termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Executive or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) which includes the Executive).

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Stock” shall mean the common stock, $.01 par value, of the Company.

“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

Section 2

CHANGE IN CONTROL SEVERANCE BENEFITS

2.1Cash Severance.  If a Covered Termination occurs, then, subject to the provisions of Section 2.3(b) and Section 4 below, the Company shall pay to the Executive an amount equal to the sum of: (a) one (1) times the Executive’s Base Salary, (b) 150% of the Annual Bonus, plus (c) $62,000.

2.2Accelerated Vesting for Equity Awards.  The vesting of the Executive’s Equity Awards shall be governed by this Section 2.2.  The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Stock.

(a)If an Executive’s Equity Award (other than a Performance-Vested Equity Award, as defined below) is continued, assumed or substituted and at any time on and after the Change in Control and the Executive suffers a Covered Termination, then the vesting and exercisability of all such unvested Equity Awards held by the Executive shall be accelerated in full and any reacquisition rights held by the Company with respect to any such Equity Award shall lapse in full, in each case, upon such termination.  A “Performance-Vested Equity Award” means any Equity Award that provides for vesting upon achieving a goal based on business criteria (including but not limited to stock price) that applies to the Executive, a business unit, division, Subsidiary, affiliate, the Company or any combination of the foregoing.  Any accelerated vesting of a Performance-Vested Equity Award in connection with a Change in Control shall be determined under the terms of the underlying award agreement and the plan under which the Executive received such award.

(b)For avoidance of doubt, no change shall be made to any Equity Award (including, without limitation, any substitution or assumption of an Equity Award) that adversely affects the Executive unless it is consented to in writing by the Executive or is permitted under the terms of the plan under which the Equity Award was granted by the Company to the Executive.

2.3(a)The payments and benefits provided for in Section 2.1 and Section 2.2 shall (except as otherwise expressly provided therein or as provided in Section 2.3(b) or Section 2.4(b), or as otherwise expressly provided hereunder) be made on the business day coinciding with or next following the 10th day following the Date of Termination with respect to a Covered Termination (the “Payment Date”).

Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” as defined in Section 409A of the Code, any payment under this Agreement that would constitute deferred compensation for purposes of Section 409A of the Code that is payable on account of the Executive’s separation from service shall be made in accordance with Section 2.4(b) hereof.

(b)Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of this Agreement shall be paid or otherwise made available unless, on or before the Payment Date, the Executive has executed and not revoked a valid, binding and irrevocable general release of claims in favor of the Employer, in form and substance reasonably acceptable to the Employer. Failure by the Executive to timely deliver (and not revoke) a valid and binding release shall result in the forfeiture of all payments and benefits under this Agreement.

2.4The Company and the Executive acknowledge and agree that the payments and benefits described in Section 2.1, Section 2.2 and Section 3.1 of this Agreement (the “Deferred Compensation”) may constitute a “nonqualified deferred compensation plan” that is subject to Section 409A of the Code. The Company and the Executive intend to administer the Deferred Compensation in a manner that at all times is either exempt from or complies in form and operation with the applicable limitations and standards of Section 409A of the Code. Therefore, notwithstanding anything else contained herein, the following limitations are expressly imposed with respect to the Deferred Compensation.

(a)The Executive’s entitlement to receive or begin receiving payment of the Deferred Compensation is conditioned upon the Executive’s separation from service. For this purpose, the Executive shall have separated from service if and only if his level of services to the Company and its affiliates decreases and is expected to remain at a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding 36-month period.

(b)If the Executive is a “specified employee” as defined in Section 409A of the Code with respect to the Company upon his separation from service, then any payment required hereunder, to the extent such payment would constitute deferred compensation for purposes of Section 409A of the Code that is payable on account of the Executive’s separation from service, shall be deferred and shall not be paid to the Executive until the date that is the later of (1) the date such payment is due under the terms of this Agreement, or (2) 6 months and 1 day following the date of the Executive’s separation from service.

(c)It is intended that each installment, if any of the payments and benefits constituting Deferred Compensation shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

Section 3

PARACHUTE TAX PROVISIONS

3.1If all, or any portion, of the payments and benefits provided under this Agreement, if any, either alone or together with other payments and benefits which the Executive otherwise receives or is entitled to receive from the Company or its affiliates (collectively, the “Total Payments”) would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Executive shall be paid or provided, as the case may be, the Total Payments unless the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive, including the Excise Tax) is less than the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive, other than the Excise Tax) if the Executive were instead to be paid or provided, as the case may be, the maximum amount of the Total Payments that the Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.  After-tax amounts under this Section 3.1 shall be calculated at the highest marginal individual income tax rate as set forth in the Code as in effect at the time of employment termination, subject to any adjustment that the 280G Firm (as defined in Section 3.2 below) deems appropriate to reflect the phase out of any deductions, exclusions or exemptions with respect to compensation payable to the Executive by the Company.

3.2The amount or amounts (if any) payable under this Section 3 shall be determined, at the sole cost of the Company, by the 280G Firm, whose determination or determinations shall be final and binding on all parties.  The “280G Firm” for purposes of this Section 3 shall be an accounting firm or law firm of national reputation that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control.  In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm may retain the services of an independent valuation expert.  The Company will direct the 280G Firm to submit any determination it makes under Section 3 and provide detailed supporting calculations and any valuation report, if applicable, to both the Executive and the Company as soon as reasonably practicable.

3.3If the 280G Firm determines that one or more reductions are required under Section 3, the 280G Firm shall also determine which of the Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay only the Reduced Payments to the Executive. The 280G Firm shall make reductions required under Section 3 of this Agreement in a manner that maximizes the net after-tax amount payable to the Executive as follows:  first, by reducing or eliminating the portion of the Total Payments that are payable in cash; second, by reducing or eliminating the portion of the Total Payments that are not payable in cash (other than Total Payments as to which Treasury Regulations Section 1.280G-1 Q/A 24(c) (or any successor provision thereto) applies (“Q&A-24(c) Payments”)); and, third, by reducing or eliminating Q/A-24(c) Payments.  In the event that any Q&A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards.

3.4As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 3, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid promptly by the Company to the Executive.

3.5The Executive will provide the 280G Firm access to, and copies of, any books, records, and documents in the Executive’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 3.  Cooperation may include, among other things, being interviewed in order for the 280G Firm to assess whether any payments may be exempt from being parachute payments by virtue of qualifying as reasonable compensation for purposes of Section 280G of the Code.

Section 4

RESTRICTIVE COVENANTS

4.1The Executive shall remain subject to the restrictive covenants set forth in the Employee Noncompetition, Nondisclosure and Developments Agreement (“Noncompete Agreement”) following a Change in Control or any termination of employment thereafter.  The Executive acknowledges that the covenants contained in the Noncompete Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions under the Noncompete Agreement, and that any violation of any provision of the Noncompete Agreement will result in irreparable injury to the Company.  The Executive further represents and acknowledges that: (i) the Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and the Noncompete Agreement, and (ii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement and the Noncompete Agreement with Executive’s counsel.

Section 5

TERM OF AGREEMENT

5.1The Agreement shall terminate on December 31, 2019, provided, however, that the term of this Agreement shall be automatically extended thereafter for successive four (4)) year periods unless, at least ninety (90) days prior to the termination date of the then current succeeding four-year extended term of this Agreement, either party has notified the other party that the term hereunder shall expire at the end of the then-current term.  Notwithstanding the foregoing, if a Change in Control occurs before the expiration of the term of this Agreement as described above, the term of this Agreement shall automatically be extended until the second anniversary of such Change in Control.

5.2The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

5.3This Agreement shall not affect any rights of the Company or the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon a Change in Control. If the employment of the Executive by the Company is terminated for any reason prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

Section 6

MISCELLANEOUS

6.1(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Employer (as constituted prior to such succession) in the same amount and on the same terms as the Executive would be entitled to hereunder were the Executive’s employment terminated for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 6.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b)Notwithstanding Section 6.1(a), the Company shall remain liable to the Executive upon a Covered Termination after a Change in Control if the Executive is not offered continuing employment by a successor to the Employer on a basis which would not constitute a termination for Good Reason.

(c)This Agreement, and the Executive’s and the Company’s rights and obligations hereunder, may not be assigned by the Executive or, except as provided in Section 6.1(a), the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void.

(d)The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, permitted successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, the Executive’s estate.

6.2The Executive shall not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.

6.3The Employer shall pay all reasonable legal fees and expenses incurred in a legal proceeding, including any arbitration pursuant to Section 6.10 or otherwise, by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments are to be made within twenty (20) days after the Executive’s request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the

Executive shall pay Executive’s own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive’s behalf under this Section 6.3).

6.4For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his or her respective address on file with the Company; if to the Company, addressed to SeaChange International, Inc., 50 Nagog Park, Acton, MA 01720, and directed to the attention of its Chief Financial Officer; if to the Board, addressed to the Board of Directors, c/o 50 Nagog Park, Acton, MA 01720, and directed to the Company’s Chief Financial Officer; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.5Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees.

6.6Other than as set forth in a Performance-Vested Equity Award(s) to which the Executive is party with the Company, this Agreement is the exclusive arrangement with the Executive applicable to payments and benefits in connection with a change in control of the Company (whether or not a Change in Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to any change in control (whether or not a Change in Control).  This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or executive compensation plan of the Employer, initially adopted as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a change in control (including, but not limited to, the acceleration of any rights or benefits thereunder); provided that in no event shall the Executive be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under any severance or similar plan or policy of the Employer, and in any such case the Executive shall only be entitled to receive the greater of the two payments.

6.7Any payments hereunder shall be made out of the general assets of the Employer. The Executive shall have the status of general unsecured creditor of the Employer.

6.8Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the Executive’s employment at any time.

6.9The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

6.10The Executive may elect to have any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than with respect to an alleged breach of a restrictive covenant under Section 4 above) that is not resolved by the Employer submitted to binding arbitration under the Federal Arbitration Act in Boston, Massachusetts, administered by the American Arbitration Association under its Employment Dispute Resolution Rules, subject to any additional terms and conditions as may be agreed to by the Executive and the Employer. The determination of the arbitrator(s) shall be conclusive and binding on the Employer and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.  The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement. This Section 6.10 shall be administered in accordance with the disputed payment provisions of Treasury Regulation Section 1.409A-3(g).

6.11This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.12The Executive agrees that he will be subject to any compensation clawback or recoupment policies that may be applicable to him as an executive officer of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Agreement.

6.13The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

6.14The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

6.15THIS AGREEMENT SHALL BE CONSTRUED, ADMINISTERED AND ENFORCED ACCORDING TO THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have signed their names, effective as of the date first above written.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Edward Terino
Name (Printed): Ed Terino
Title: CEO

EXECUTIVE:

Yosef Yossi Aloni /s/ Yossi
Name (Printed): Yossi Aloni